SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                  FORM 8-K12G3

                     CURRENT REPORT PURSUANT TO SECTION 12G3
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                                 June 19, 2000
                                 --------------
                Date of Report (Date of earliest event reported)


                             Price Net U.S.A., INC.
                        --------------------------------
               (Exact Name of Registrant as specified in Charter)

                          Commission File No. 000-27779


                 Nevada                                       33-0775716
                 ------                                       ----------
      (State of Other Jurisdiction                         (I.R.S. Employer
            of Incorporation)                             Identification No.)


        2575 McCabe Way
       Irvine, California                                      92614
                                                            (Zip Code)
     ----------------------                                 ----------
 (Address of Principal Executive Office)


       Registrant's Telephone Number, Including Area Code: (949) 225-6200

            Registrant's Former Name: MNS Eagle Equity Group II, Inc.

                                Table of Contents


Form 8-K Disclosures:
                                                                           Page
                                                                           ----


Item 1. Change in Control                                                    1

Item 2. Acquisition or Disposition of Assets
        (Includes Form 10-SB Disclosures,
         Part I, Part II and Part F/S)                                       1

Item 3. Bankruptcy or Receivership                                           19

Item 4. Changes in Registrant's Certifying Accountant                        19

Item 5. Other Events                                                         19

Item 6. Resignations of Registrant's Directors                               20

Item 7. Financial Statement, Proforma, Financial Information and Exhibits    20

Item 1. Change in Control
-------------------------

     (a) Pursuant to a Stock Exchange Agreement (the "Exchange Agreement") dated as of May 17, 2000 between Price Net U.S.A., Inc (PRICENET), a Nevada corporation, and the sole share holder of MNS Eagle Equity Group II, Inc. ("MNS"), a Nevada corporation, 100% of the outstanding shares of common stock of which is held by less than 20 MNS shareholders were exchanged for 50,000 shares of common stock of PRICENET and $100,000 cash in a transaction in which PRICENET effectively became the parent corporation of MNS.

     The Exchange Agreement was adopted by the unanimous consent of the Board of Directors of MNS and PRICENET on June 19, 2000. NO approval of the shareholders of either PRICENET or MNS is required under applicable state corporate law.

     Prior to the merger, MNS had 682,500 shares of common stock outstanding all of which shares were exchanged by MNS for 50,000 shares of common stock of PRICENET and $100,000. By virtue of the exchange, PRICENET acquired 100% of the issued and outstanding common stock of MNS and, thus, control.

     Prior to the effectiveness of the Exchange Agreement, PRICENET had an aggregate of 14,187,506 AS OF June 19, 2000 shares of common stock, par value $.001, issued and outstanding, and no shares of preferred stock outstanding.

     Upon closing of the Exchange Agreement, PRICENET had an aggregate of 12,147,234 shares of common stock outstanding.

     The officers of PRICENET continue as officers of PRICENET subsequent to the Exchange Agreement. See "Management" below. The officers, directors, and by-laws of PRICENET will continue without change.

     A copy of the Exchange Agreement is attached hereto as an exhibit. The foregoing description is modified by such reference.

     (b) The following table sets forth certain information regarding beneficial ownership of the common stock of PRICENET as of May 1, 2000 (prior to the issuance of 50,000 shares pursuant to the Exchange Agreement) by:

     o each person or entity known to own beneficially more than 5% of the common stock;
     o    each of PRICENET directors;
     o each of PRICENET named executive officers; and all executive officers and directors of PRICENET as a group.

          Name and Title                Number of Shares
        of Beneficial Owner            Beneficially Owned      Percentage
        -------------------            ------------------      ----------

     Donald J. Rakemann, President,             1,230,000             8.8%
     Chairman of the Board and
     Chief Executive Officer



Item 2. Acquisition or Disposition of Assets


     (a) The consideration exchanged pursuant to the Exchange Agreement was negotiated between MNS and PRICENET.

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     In evaluating PRICENET as a candidate for the proposed acquisition, MNS used criteria such as PRICENET's present stock price as set forth in its private placements and transactions utilizing stock of PRICENET for services, its business and anticipated operations, and PRICENET's business name and reputation. MNS and PRICENET each determined that the consideration for the merger was reasonable.

     (b) PRICENET intends to continue its historical business and proposed business as set forth more fully immediately below in the format and with the information set forth in Form 10-SB Part I, Part II, and Part F/S:


                                     PART I


Description of Business

Management's Discussion and Analysis of Financial Condition and Results of Operations

Description of Property

Security Ownership of Certain Beneficial Owners and Management

Directors, Executive Officers, Promoters and Control Persons

Directors and Executive Officers

Certain Relationships and Related Transactions

Description of Securities


                                     PART II


Market for Common Stock Equity and Related Stockholder Matters

Legal Proceedings

Changes In and Disagreements with Accountants

Recent Sales of Unregistered Securities

Indemnification of Officers and Directors



                                    PART F/S

Financial Statements

                                     PART I

Description of Business (Price Net U.S.A., Inc.)



Business development or overview of background information
----------------------------------------------------------
The Company

The Company was originally incorporated in May 31, 1994 as GoldStar Gaming, Inc. in the State of Nevada. The name of the Company was changed to PriceNet USA, Inc. on March 17, 1998. The executive offices are located at 2575 McCabe Way, Irvine, California 92614. The telephone number is (949) 225-6200 and the Web site can be found at www.pricenetusa.com.

PRICENET shares currently trade on the National Quotation Bureau, LLC (NQB)"Pink Sheets" under the symbol "PUSA".

The Company was founded in order to market and operate an Internet based infrastructure that supports a home-based business. We market an extensive line of products and services on the Internet. Customers have the service, convenience and advantage of using the Internet from their home or office to make purchases. We market our products and services to retail consumers as well as business to business. We utilize a network-marketing program of independent representatives and mall operators to sell our products and services. The mall operators typically pay an initial set-up and training charge, and a monthly mall maintenance fee. Our program affords the Company the advantage of a rapidly expanding sales force without the normal upfront and ongoing costs of maintaining a sales organization of this size. Each mall operator is compensated on the retail purchases of products and services from their Internet shopping mall.


On March 11, 1998 the Company, known then as Gold Star Gaming, Inc. purchased /merged with Price Net U.S.A., Inc. The surviving entity was Gold Star Gaming, Inc., which changed its name to Price Net U.S.A., Inc. Price Net was organized October 7, 1997. For this purchase Gold Star issued 2,250,010 shares of common stock and exchanged these shares with Price Net shares. The Gold Star shareholders then gave back to the Company all of their shares except 1,100,000. The final result left the Company with 3,350,010 shares of common stock issued and outstanding. This purchase was properly accounted for as a reverse merger because Gold Star was considered the nominal acquirer. A reverse merger means that for accounting purposes the nominal acquirer is viewed as having been acquired by the legally acquired company. Reverse merger also means that the historical data shown on the financial statements will be that of the acquired company.

The Business


Internet Shopping Mall Concept
The Company markets an extensive line of products and services on the Internet. Customers have the service, convenience and advantage of using the Internet from their home or office to make purchases.

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Marketing through Networking
The Company markets their products and services to retail consumers as well as business to business. Price Net uses a network-marketing program of independent representatives and mall operators to sell their products and services. The mall operators typically pay an initial set-up and training charge, and a monthly mall maintenance fee. This program offers the Company the advantage of a rapidly expanding sales force without the normal upfront and ongoing costs of maintaining a sales organization of this size. Each mall operator is compensated on the retail purchases of products and services from their Internet shopping mall.

Revenue
The Company receives revenue from retail product sales, services, the sale of online shopping mall sites, and monthly mall site fees. The Company has over one million retail products available on its shopping sites. Services available include long distance telephone service, Internet service provider (ISP) service, prepaid legal service, income tax audit protection service and Internet site maintenance and upgrading. Online shopping mall sites are sold by the company's network of Independent Representatives (IR). Each site is considered an Independent Mall Operator (IMO).

When initially established, each Independent Mall Operator (IMO) receives a unique reference number for their site. This number is used to track all Internet retail activity for their site. Each IMO provides access codes to customers so the customers will purchase items on their shopping site. PriceNet has associations with various merchandise distributors that actually capture, process and provide customer support for all Internet retail sales. One a monthly basis the distributors provide data and submit sales commissions to the Company, who then distributes commissions to the IMOs and IRs. On December 31, 1998 the malls sites began processing retail product sales orders. During 1999 product sales increased but were still not yet a significant source of revenue. To maintain active online, each IMO must pay a nominal monthly service fee. Most, if not all of our IMO retail sales are made over the Internet primarily through credit card purchases. We use credit card processing companies to provide risk management services, pre-approve purchases and verify the integrity of the credit cards.

Independent Representative (IR) Commissions
An IR is considered an independent contractor working their own businesses similar to other network marketing companies in the industry. Each IR receives commissions from the following potential sources. Commissions are paid on independent Internet Mall Operator site sales, retail product sales, service sales and Mall merchandise sales. These are the same sources for which the Company receives revenue. Each IR receives a greater commission for sales that he or she directly makes and a lesser commission on sales his or her organization makes. These commissions vary depending on how large of an organization an IR has and the particular products and services being sold.

Accounts Receivable
Accounts receivable consists of amounts owed by independent representatives for mall site sales, advances to independent representatives for future commissions, loans and advances to employees and funds due from long distance telephone service providers.



Expenses
Because of our rapidly expanded mall sales during fiscal 1999, we have substantially expanded our infrastructure and increased our capital expenditures and capital lease obligations relating to property and equipment. Research and development costs are expensed as incurred and consist primarily of salaries, supplies and contract services.

Since inception, we have incurred significant losses and, as of March 31, 2000, had an accumulated deficit of $(13.3) million. We expect operating losses and negative cash flow to continue through at least the second quarter of 2000. We expect to incur additional costs and expenses related to:

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  .  purchases of equipment for our operations and network infrastructure;

  .  the expansion of our operations into other foreign countries;

  . the continued development of our Web site transaction processing and network infrastructure;

  .  development and improvement of additional products and services; and

  .  the hiring of additional personnel.

We have a limited operating history on which to base an evaluation of our business and prospects. During 1997 and 1998, we were in our "start up" mode and our revenues were minimal compared to our general and administrative costs associated with establishing our infrastructure. During mid-1999 our revenues grew at a extremely rapid pace and our costs associated with those revenues increased accordingly. Because of the rapid expansion of both revenues and costs that transpired for the later half of fiscal 1999, it is not very meaningful to compare 1999 to 1998.

You must also consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as e-commerce. Such risks for us include, but are not limited to, an evolving and unpredictable business model and management of growth. To address these risks, we must, among other things, maintain and expand our customer base, implement and successfully execute our business and marketing strategy, continue to develop and upgrade our technology and systems that we use to process customers' orders and payments, improve our Web site, provide superior customer service, respond to competitive developments and attract, retain and motivate qualified personnel. We cannot assure you that we will be successful in addressing such risks, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.


Year 2000
Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the recent change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We use software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the year 2000 phenomenon. For example, we are dependent on the financial institutions involved in processing our customers' credit card payments for Internet services and third parties that provide our Internet access. We are also dependent on telecommunications and Internet vendors to maintain our network.

We have reviewed the year 2000 compliance of our internal software. This review has included testing to determine how our systems will function at and beyond the year 2000. Based upon our review, we believe that our internal software is year 2000 compliant.

We have assessed the year 2000 readiness of our third-party supplied software, computer technology and other services, which include software used in accounting, database and security systems. The failure of such software or systems to be year 2000 compliant could have a material negative impact on our corporate accounting functions and the operation of our Web site. As part of the assessment of the year 2000 compliance of these systems, we have sought assurances from these vendors that their software, computer technology and other services are year 2000 compliant. In spite of our review and assessments, it is possible that something was omitted or missed during our evaluation. The failure of our software and computer systems and of our third-party suppliers to be year 2000 complaint would have a material adverse effect on us.

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


We also contacted all of our credit card processing companies, Internet service providers, local terminating parties and long distance carriers to determine their year 2000 compliance.

The year 2000 readiness of the general infrastructure necessary to support our operations is difficult to assess. For instance, we depend on the integrity and stability of the Internet to provide our services. We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. Thus, the infrastructure necessary to support our operations consists of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which has the ability to control or manage the potential year 2000 issues that may impact the entire infrastructure. Our ability to assess the reliability of this infrastructure is limited and relies solely on generally available news reports, surveys and comparable industry data. Based on these sources, we believe most entities and individuals that rely significantly on the Internet carefully reviewed and attempted to remediate issues relating to year 2000 compliance, but it is not possible to predict whether these efforts will be successful in reducing or eliminating the potential negative impact of year 2000 issues. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our services and would have a material adverse effect on us.

Competition




Dependence on a Few Major Customers



Intellectual Properties

     The Company has no patents, trademarks, licenses or any other intangible assets that would impact its value or earnings.

Government Compliance

     The Company has no specific compliance issues with any federal or state agency.


Research and Development of Advertising Activities

     The Company estimates it spends approximately 50% of its time on research and development activities related to marketing strategies or techniques. The Company believes research on consumer trends is one of its competitive advantages.


Environmental Regulation

     The cost and effects of compliance with environmental laws for federal, state or local governments are inconsequential.


Employees

     As of June 19, 2000, PRICENET had 21 full-time employees, including 7 in Marketing and sales and 14 in operations and general management. None of the employees is a member of any union or collective bargaining organization.

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PRICENET considers its relationship with its employees to be excellent. A significant portion of PRICENET's public relations and marketing is performed by independent contractors from whom the Company expects to acquire new customer billings. As of June 19, 2000, the Company had approximately 1,200 active independent contractors concentrating primarily on marketing and public relations to improve the Company's visibility in branding its names and services. All of these sales and marketing representatives work on a month-to-month basis.


Compliance Issues

     PRICENET has voluntarily elected to include in the Form 8-K the information required in the Form 10-SB registration statement under the Securities Exchange Act of 1934. Following the effective date of this Form 8-K, PRICENET will be required to comply with the reporting requirements of the Exchange Act. PRICENET will file annual, quarterly and other reports with the Securities and Exchange Commission. PRICENET will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish an annual report with audited financial statements to its stockholders.


Available Information

     Copies of this Form 8-K may be inspected, without charge, at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the operation of its public reference rooms. In addition, copies of this material also should be available through the Internet by using the SEC's Electronic Data Gathering, Analysis and Retrieval System, which is located http://www.sec.gov. You may also obtain information about us on the Over the Counter Bulletin Board's web site which is located at http://www.otcbb.com.



Management Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion and analysis should be read in conjunction with our financial statements and accompanying notes appearing elsewhere herein.


Results of Operations

The following table sets forth statement of operations data as a percentage of revenues for the periods indicated:


                                                                Three months
                                                 Year ended        ended
                                              December 31, 1999   March 31,
                                              ----------------- --------------
                                                                 1999    2000
                                                                ------   -----
Retail sales and mall site sales   ..........        97.3%       100.0%   91.8%
Long-Distance phone service and other........         2.7           --     8.2
                                                    -----       ------   -----
  Total revenue..............................       100.0        100.0   100.0
Cost of sales................................       104.8          5.6    88.1
                                                    -----       ------   -----
Gross margin (deficit).......................        (4.8)        94.4    11.9
Selling, general and administrative..........       105.6        388.5   110.3
                                                    -----       ------   -----
Operating loss...............................      (110.4)      (294.9)  (98.4)
                                                    -----       ------   -----
Net loss.....................................      (110.4)%     (294.9)% (98.4)%
                                                    =====       ======   =====

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Three Months Ended March 31, 2000 Compared to Three Months Ended March 31, 1999

Revenue
Revenue increased to $2.65 million for the three months ended March 31, 2000 from $697,538 for the comparable period in 1999 as a result of the significant growth of our customer base stemming from aggressive mall site sales. Of the $2.65 million revenue for the three months ended March 31, 2000, $2.3 million represents independent mall site sales and the remainder represents long-distance phone service of $239,000 and other miscellaneous revenue of $150,000, which includes retail merchandise sales.

Cost of Sales
Cost of sales consists primarily of the costs of commissions paid to our network of independent sales representatives. Cost of sales increased to $2.3 million for the three months ended March 31, 2000 from $39,000 for the comparable period in 1999. This $2.2 million increase was primarily attributable to our increased sales volume. We expect cost of sales to increase in future periods to the extent that our sales volume increases.

Operating Expenses
Selling, General and Administrative. Selling, general and administrative expenses consist of advertising and promotional expenditures, payroll and related expenses for executive and administrative personnel, facilities expenses, professional services expenses, travel and other general corporate expenses. Selling, general and administrative expenses increased to $2.9 million for the three months ended March 31, 2000 from $2.7 million for the comparable period in 1999, but decreased significantly as a percentage of revenue. Such expenses are expected to continue to decrease as a percentage of revenue during 2000 because our sales of mall sites and merchandise are based on e-commerce, which allows increases in the volume of purchases without having to incrementally add overhead. We expect selling, general and administrative expenses to increase in absolute dollars as we continue to pursue advertising and marketing efforts, expand our locations worldwide, expand our staff and incur additional costs related to the growth of our business and being a public company.

Net Loss
We incurred a net loss of $(2,607,142) for the three months ended March 31, 2000 as compared to $(2.0) million for the comparable period in 1999. Net loss for the three months ended March 31, 2000 was affected by the cost of professional fees totaling $1.3 million associated mainly with successful resolution of retaining our rights to international sales. The costs stem from the issuance of 1 million shares of stock that was recorded at its fair market value as an expense. The net loss also reflects the $267,231 amortization of goodwill during the first quarter of 2000 in connection with the acquisition of NCN Communications during October of 1999.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

Revenue

Revenue increased to $8.3 million for 1999 from $124,941 for 1998 as a result of the significant growth of our customer base from the aggressive sales of our independent mall sites. Of the $8.3 million, $205,785 represents revenue generated from our long-distance phone service company that we purchased in October of 1999.

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Cost of Sales
Cost of sales increased to $8.7 million for 1999 from $45,000 for 1998. This increase was primarily attributable to increased sales volume. Also included in the cost of sales was $1.6 million of commission expense resulting from the issuance of our restricted common stock to our independent sales representatives.

Operating Expenses
Selling, General and Administrative. Selling, general and administrative expenses increased to $8.7 million for 1999 compared to $1.4 million for 1998. However, the selling, general and administrative expenses decreased significantly as a percentage of revenue due to the low revenue level in 1998.

Net Loss
We incurred a net loss of $(9.1) million in 1999 compared to a net loss of $(1.3) million for 1998 due to the continued development of our infrastructure for future growth.



Income Taxes
As of December 31, 1999, we had approximately $10.6 million of net operating loss carry forwards for federal income tax purposes, which expire beginning in 2010. We have provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carry forwards, because of uncertainty regarding its future realizability. Limitations on the utilization of these carry forwards may result if we experience a change of control, as defined in the Internal Revenue Code of 1986, as amended, as a result of changes in the ownership or our common stock.

Recent Developments
We are currently negotiating a strategic arrangement with a high-tech developer of Internet user services and search protocols, which will allow us to be the primary marketer and co-distributor of this cutting edge technology. This strategic partner will also provide certain Internet connectivity and infrastructure support to our existing Internet networks. However, there can be no assurance that a formal arrangement or agreements will be reached.

Liquidity and Capital Resources
Since inception, we have financed our operations primarily through private sales of equity and debt and cash generated from operations. As of March 31, 2000, we had approximately $279,721 of cash and cash equivalents. As of that date, our principal commitments consisted of obligations outstanding under operating leases for facilities, vehicles and equipment, obligations to vendors stemming from costs associated with the daily on-going operations, and obligations for certain costs associated with the phone company acquisition in October 1999.

Net cash used in operating activities was $1.6 million for the three months ended March 31, 2000, $3.8 million in 1999 and $1.3 million in 1998. Net cash used in operating activities for 1999 and 1998 primarily consisted of net operating losses as well as decreases in accounts receivable and other assets, partially offset by increases in accounts payable and accrued expenses.

Net cash used in investing activities consists of additions to property, including facility leasehold improvements and equipment, including computer equipment and Internet gateways for the Internet transmission. Net cash used in investing activities was $63,000 for the three months ended March 31, 2000, $971,000 in 1999 and $74,000 in 1998. During 2000, we expect to spend approximately $150,000 in capital expenditures, of which $50,000 will be for operational software for our marketing structure and our accounting and finance systems, and $50,000 for server and equipment upgrades, and $50,000 in facility improvements. Through March 31, 2000, $43,000 of such amount had been spent.

Net cash provided by financing activities was $414,000 for the three months ended March 31, 2000, $5.7 million for 1999 and $1.4 million for 1998. Net cash provided by financing activities for 1999 was affected slightly by paying down various short-term notes payables.

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We anticipate that our operating revenue, together with limited short-term borrowings, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 18 months. We may need to raise additional funds prior to the expiration of such period if, for example, we pursue business or technology acquisitions or experience operating losses that exceed our current expectations. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all.


Description of Property

     The Company's principal executive facility is located at 2575 McCabe Way Irvine, California 92614. The Company leases approximately 26,000 square feet of space pursuant to a sixty (60) month lease that terminates on November 1, 2004. In 1999, the rental cost for this space was $40,164 per month, of which the Company paid 100%.


Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information regarding the beneficial ownership of PRICENET's common stock as of the date hereof. The information in this table provides the ownership information for:

     o each person known by us to be the beneficial owner of more than 5% of our common stock;
     o    each  of our  directors;
     o    each  of our  executive  officers;  and
     o    our executive officers and directors as a group.

     Beneficial ownership has been determined in accordance with the rules and regulations of the Securities and Exchange Commission and includes voting or investment power with respect to the shares and may exceed 100%. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. The number of shares of common stock outstanding used in computing beneficial ownership of each person listed below includes shares of common stock held by that person as of May 12, 2000. The percentage of beneficial ownership is based on 14,137,506 shares of common stock outstanding as of May 12, 2000.


Directors, Executive Officers, Promoters and Control Persons

                                     TABLE I

Name and Title                       Number of Shares
Of Beneficial Owner                  Beneficially Owned             Percentage
-------------------                  ------------------             ----------

Donald J. Rakemann, President,           1,230,000                      8.8%
Chairman of the Board, Chief
Executive Officer (1)

All Executive Officers and               1,230,000                      8.8%
Directors as a group (1 person)


(1) The stock is restricted shares under Rule 144 of the Securities and Exchange Act of 1933, as amended.

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MANAGEMENT

Directors and Executive Officers

The names and ages of the Company's directors and executive officers are set below. Biographical information for each of these persons is also presented below.


The following table sets forth the name, age as of April 30, 2000, and position of all of our directors and officers:

Directors and Officers               Age      Position

Donald Rackemann                      69     Chairman of the Board and
                                             Chief Executive Officer
Henry Camacho                         70     Director, Secretary, Treasurer
Donald Borba                          55     Director,  Chief Operating Officer
Allen Kimble                          38     Chief Financial Officer

     Pursuant to PRICENET's bylaws, directors are to be elected at each annual meeting and serve until their successors have been elected. We have not held an annual meeting since the reverse merger. Officers are appointed by the board of directors and serve for one-year terms.

Donald Rackemann has been the Chairman of the Board and the Chief Executive Officer since 1998. Prior to heading up Price Net USA.com, Mr. Rackemann was semi-retired but very involved in the manufacturing of golf equipment. From 1988 to 1994, he served as Chairman and CEO of National Telephone & Communications, Inc. a long-distance telephone service provider, which he co-founded and was responsible for its early growth and success. Incomnet, Inc. acquired the company during 1994.

Henry Camacho has served as Secretary, Treasurer, and Director for Price Net since 1998. From 1993 to 1996 Mr. Camacho served as Manager, Information Systems of National Telephone and Communications, Inc. Mr. Camacho retired from Rockwell International in 1992 after 20 years of service in various management positions in the area of research and development.

Donald Borba has been a member of Price Net's board of directors since 1999. Mr. Borba has served as President of NCN Communications since 1991. Price Net acquired NCN Communications in October 1999. Prior to NCN Communications, Mr. Borba served as President of Entourage International, a publicly traded multi-product manufacturer. From 1981 to 1989, Mr. Borba served as Executive Vice President of Scientia Corporation, a petroleum products manufacturer and the developer of the "Slick 50" automotive product.

Allen Kimble, CPA has served as Chief Financial Officer of Price Net USA.com since April 2000. From 1999 to April 2000, Mr. Kimble served as Chief Financial Officer of Trans Mobile Solutions, Inc. a privately held transportation company. During this timeframe he also served as financial consultant to Xtranet Systems, Inc. a publicly traded e-commerce company. From 1996 to 1999, Mr. Kimble served as West Area Controller for Laidlaw Transit Services, Inc. From 1994 to 1996 Mr. Kimble served as Senior Financial Consultant for Watkins, Consulting, Inc, a CPA firm.

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Board of Directors
Our Board of Directors currently has four members and our by-laws establish a maximum of seven members. Directors are elected annually to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Our Bylaws also provide that vacancies, including those caused by an increase in the level of directors, may be filled by a majority of the remaining directors though less than a quorum. When one or more directors shall give notice of his or her resignation to the board, effective at a future date, the board shall have the power to fill such vacancies to take effect when such resignations shall become effective. These interim appointments shall remain in office until the next annual shareholder meeting.

Board of Directors Compensation
We intend to pay our directors $1,000 each month or for each meeting attended. If a special committee is selected for certain directors, each director shall receive an additional fee of $1,000 for each committee meeting attended, unless the committee meeting is held on the day of a meeting of the Board of Directors, in which case they will receive no additional compensation for attending the committee meeting. Non-employee directors will also be reimbursed for reasonable costs and expenses incurred for attending any director or committee meetings.

Executive Compensation
The following table sets forth information concerning the annual and long-term compensation earned by our Chief Executive Officer and each executive officer anticipated for year 2000. We refer to these individuals collectively as the Named Executive Officers.

                                                                    Long Term
                                                                   Compensation
                                            Annual Compensation       Awards
                                         ------------------------- ------------
                                                                    Securities
                                                    Other annual    Underlying
      Name and principal position        Salary($) compensation ($)   Options
      ---------------------------        --------- --------------- ------------
Donald J. Rackemann, Chairman of the Board
 and Chief Executive Officer...........   $120,000        $--           $--


Henry Camacho, Secretary, Treasurer
 and member of the board of directors..   $120,000        $--           $--

Donald Borba, President, NCN Communications
 and member of the board of directors..   $240,000        $--           $--

Allen N. Kimble, CPA,
 Chief Financial Officer    ...........   $ 84,000        $--           $--


     Officers and Directors Compensation
     -----------------------------------

               Stock                                 Salary         Other
Name           Options   Title      Payouts   Year   Compensation   Compensation
----           -------   -----      -------   ----   ------------   ------------





Compensation of Directors and Officers
--------------------------------------

     At present, PRICENET has no employment agreements with our other officers or directors, although we intend to enter into such agreements with our full time management executives.

Certain Relationships and Related Transaction
---------------------------------------------

CERTAIN TRANSACTIONS


Options

As an incentive to a select group of key Independent Representatives the Company issued options to buy Company stock. The list below depicts the option recipient and number of shares available.

         Miscellaneous shares for 9 Key Representatives          31,000
         Robert Gibson                                           10,000
         DKY Enterprises                                         59,000
         Keith Yarborough                                        50,000
         Gil Kim                                                 60,000
         Douglas Forsberg                                        75,000
         Jeff Schlegle                                          100,000
         Ron Touchard                                           100,000
                                                                -------
         TOTAL                                                  485,000

In addition to the options indicated above, stock options are available to a significant number of Independent Representatives (IRs). The Company hosted a promotional campaign during April 1999 to November 1999 where IRs had the potential to receive restricted company stock in the form of options. The amount of shares that potentially could be exercised at December 31, 1999 totaled 98,600. However, in order to qualify for the granting of such options several performance goals must be met, including remaining active within the Company's organization. If the IR leaves the Company either by free will or is terminated for cause, all options available to that individual are forfeited.

The option stock is not included within the shareholder section of the balance sheet. The stock options are however figured into the diluted earnings per share on the Statement of Operations.

Warrants
During 1999 the Company entered into an agreement with a product merchandise distributor, "The Big Store" (see note 15). The Big Store provides an outlet where Internet mall operators can send their customers to buy products on-line. As part of the agreement with The Big Store, the Company has granted warrants to purchase 1,000,000 shares of the Company's restricted common stock at 110% of the per share market price at the date of the grant.




                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2000 by:(1) each of our directors;
(2) each of our executive officers; (3) each person known to us to be beneficial owner of more than 5% of the common stock; and (4) all of our directors and executive officers as a group.

                                                Percentage of shares owned
                                              -------------------------------
Name and address of       Shares beneficially
beneficial owner                 owned
-------------------       ------------------- -------------     -------------
DR & LR Trust   ........       1,230,000               (Donald Rackemann)
 PO Box 7171
 Newport Beach, CA 92660

Connective, LTD.........         675,000               (Victor Barron)
 C/O Sea Island Drive
 Newport Beach, CA 92660

Donald Rackemann.......          330,000
 1 Lime Orchard
 Laguna Niguel, CA 92677

Donald Borba    .......          294,327

Henry Camacho............        288,000
 (Camco.com)
 Redondo Beach, CA

Jerry Ballah                     266,000               (FWB, Inc)
 32 Canyon Fairway
 Newport Beach, CA 92660

All directors and
 executive officers
 as a group (3 persons)..       2,142,327              --------


Description of Securities
-------------------------

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50 million shares of common stock and 25 million of preferred stock. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Nevada law.

Common Stock
Holders of common stock are entitled to one vote per share on matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of common stock are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefore. Upon our liquidation, dissolution or winding up, holders of common stock share ratably in our assets available for distribution to our stockholders, subject to the preferential rights of any then-outstanding shares of preferred stock. No shares of preferred stock will be outstanding immediately following the consummation of this offering. Holders of common stock have no preemptive, subscription, redemption, conversion rights or any right of first refusal. All shares of common stock outstanding upon the effective date of this prospectus, and the shares offered hereby will, upon issuance and sale, be fully paid and non assessable.

Preferred Stock
The Board of Directors has the authority, without further action by the stockholders, to issue up to 25 million shares of preferred stock in one or more series, and to fix the designations, rights, preferences, privileges, qualifications and restrictions thereof including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be superior to the rights of the common stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion and other rights, which could adversely affect the voting power and, other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or to make removal of management more difficult. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control without any further action by the stockholders including, but not limited to, a tender offer to purchase common stock at a premium over then current market prices. We have no present plan to issue any additional shares of preferred stock.

Warrants and Options
At March 31, 2000, we had outstanding warrants and options to purchase up to 1,098,600 shares of common stock at an average weighted exercise price of $3.50 per share. All of such warrants and options expire by 2004.

                        SHARES ELIGIBLE FOR FUTURE SALE

Shares Subject to Rule 144
Of the 13,978,366 shares of common stock that are outstanding as of March 31, 2000, approximately 3,308,691 shares are freely trading with the remaining balance being "restricted securities" as that term is defined in Rule 144. These restricted securities will be eligible for sale under Rule 144 upon completion of this offering, subject to the lock-up described below. As described below, Rule 144 permits resale of restricted securities subject to certain restrictions.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including any person who may be deemed an "affiliate," would be entitled to sell within any three-month period a number of such shares that does not exceed the greater of 1% of the shares of our common stock then outstanding (149,784 shares immediately after this offering) or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. A person who is not deemed to have been an "affiliate" at any time during the three months immediately preceding a sale and who has beneficially owned shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume limitation described above.

Resale of Shares Underlying Stock Options and Warrants
In general, under Rule 701 under the Securities Act, any of our employees, directors, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written compensatory agreement is entitled to resell such shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and are eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, subject to the provisions of the one year lock-up arrangements discussed above.

Effect of Substantial Sales on Market Price of Common Stock
We are unable to estimate the number of shares that may be sold in the future by existing security holders, or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of our common stock.


Transfer Agent
--------------

     Holladay Stock Transfer, Inc. of Scottsdale, Arizona is the transfer agent and registrar for PRICENET's share of common stock. Phone No. (480) 481-3940.
Address: Holladay Business Plaza, 2939 North 67th Place, Scottsdale, Arizona 85251.

                                     PART II

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

     The principal market where the Company trades its common stock shares is NQB "Pink Sheets"; there are approximately four market makers. The trading symbol is PUSA. The Company has approximately 14,137,506 shares outstanding, of which 3,850,000 are in the public float. The Company went public on May 10, 1999.

     The highs and lows on bid are prices for sales of the Company's common stock shares during the past year ended December 31, as follows:


                              Bid Prices                    Ask Prices
     1999                    High      Low                High       Low
     ----                    ----      ---                ----       ---

First quarter                $-0-      -0-                $-0-       -0-
Second Quarter                7.00     3.00
Third Quarter                 3.50     1.50
Fourth Quarter                 .375    1.50

     High and low bid information for PRICENET's common stock reflects inter-dealer quotes, without retail markup, markdown or commission and may not represent actual transactions. Prior to the third quarter of 1999 bid prices were not researched and is believed that high and low bid prices were trading less than $5.00 per share.

     PRICENET is filing this Form 8-K with Form 10-SB disclosures included for the purpose of enabling its shares to continue to trade on the OTC Bulletin Board.

Approximate Number of Holders
-----------------------------

     As of June 19, 2000, PRICENET had approximately 865 registered holders of record of PRICENET common stock. Some of those registered holders are brokers who are holding shares for multiple clients in street name. Accordingly, PRICENET believes the number of actual shareholders of its common stock exceeds the number of registered holders of record.

Dividends
---------

     PRICENET has never paid any cash or stock dividends. PRICENET presently intends to reinvest earnings, if any, to fund the development and expansion of its business and therefore, does not anticipate paying dividends on our common stock in the foreseeable future. The declaration of dividends will be at the discretion of our board of directors and will depend upon our earnings, capital requirements, financial position, general economic conditions and other pertinent factors.

Legal Proceedings
-----------------

     PRICENET is not currently subject to any legal proceedings. PRICENET may from time to time become a party to various legal proceedings arising in the ordinary course of business.



INDEPENDENT AUDITORS

     Mark Shelley Intl., CPA, independent auditor, has audited our consolidated financial statements at December 31, 1999 and December 31, 1998, as set forth in his report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Mark Shelley Intl., CPA's report, given on his authority as an expert in accounting and auditing.



Recent Sales of Unregistered Securities
---------------------------------------

 Common Stock Issuances During 1998

Merger of Gold Star Gaming, Inc. with Price Net, Inc. On March 11, 1998 the Company, known then as Gold Star Gaming, Inc. merged with Price Net, Inc. in a reverse merger. The net effect of the merger resulted in an additional 1,100,000 shares issued.


Regulation D, Rule 504 Offering
During the year 1998 the Company had a Regulation D, Rule 504 Offering. The offering was completed prior to the end of December 31, 1998. The offering sold shares in four tiers, each one costing more than the last. Share prices ranged from $0.50 to $2.00. The schedule below summarizes the total number of shares issued as well as the total amount of the sales proceeds.

                  Share Price                  Shares            Amount

                  $0.50                       660,000          $330,000
                  $1.00                       325,000           325,000
                  $1.50                       153,017           229,526
                  $2.00                        67,332           115,163
                                               ------           -------

Totals for 504 Offering                     1,205,349          $999,689
                                            ---------           -------


Stock for Independent Representative Commission
In December 1998 the Company issued restricted common stock totaling 25,000 shares as a bonus commission to a key Independent Representative.


Common Stock Issuances During 1999

During 1999, the Company issued shares of stock for cash payments, distributor commissions, employee bonuses, consulting and vendor services, cancellation of company debt, and inventory acquisition. Each of the recipients of the securities described below represented that they understood that the securities acquired might not be sold or otherwise transferred absent registration under the Securities Act of 1933. Each stock certificate issued bears the Rule 144 restriction endorsement.

Stock Sales, Private Offering

The Company sold to various investors during the year 2,960,229 shares of common stock for $2 per share. Each of these investors completed an appropriate subscription agreement detailing his or her qualification for such investments.

Stock Sales, Private Offer
The Company sold to a single individual 5,000 shares of common stock bearing the R144 restriction for $2,500. The sale price was based on a previous commitment to this individual during 1998.

Stock for Independent Representative Commissions

During the year the Company adopted special promotional campaigns to encourage the sales of its Internet Malls. Part of the compensation paid to IRs for these campaigns included restricted common stock. A total of 753,000 shares were issuance for IR commissions and the non-cash compensation expense associated with these issuances totaled $1,506,000. The total non-cash compensation cost for each recipient was properly reported to the appropriate taxing authorities during 1999.

Stock for Employee Bonuses
In an effort to maintain a positive working environment and to retain key individuals, the Company issued to its employees 671,000 shares of restricted common stock as bonuses. The non-cash compensation cost for the Company totaled $1,342,000 and was properly included in the employee's income calculations for 1999 and included on the Form W-2 and/or Form 1099 submitted to the appropriate taxing authorities.


Stock for Consulting/Services
The Company reimbursed attorneys, consultants and other professional fees and costs with its restricted common stock. The Company issued 960,966 shares of stock at an agreed upon cost of $2 per share for a total value of $1,921,932 for these services.

Stock for Advertising
The Company sponsored certain professional golfers. In exchange for portraying the Pricenet logo on golfing material the golfers and their caddies were given a total of 11,500 shares of stock valued at $23,000.

Stock for Debt
During July of 1999 the Company converted debt of $150,000 by issuing 300,000 shares of stock priced at $0.50 per share. The debt was a note payable to an individual, R. Slatkin, who had lent money to the Company. The creditor's price was based on an option to convert the debt into stock at $0.50 per share.

Stock for Inventory
During the quarter ended March 31, 1999 the Company purchased from DR Trust 6,400 Web PAL units for resale. A Web PAL unit allows a regular television set to become connected to the Internet. The Company paid $100 each for these units, giving $246,000 in cash and issuing 500,000 shares of restricted common stock valued at $394,000.

Stock for NCN Purchase
As part of the NCN purchase the Company issued to the shareholders of NCN 1,090,160 shares of restricted common stock. See Note 12 for more detail on this purchase.

Stock Subscribed
The Company had stock subscribed totaling 315,020 shares valued at $630,040 as of the end of the year. As of the report date 130,020 shares have been paid for.

Indemnification of Officers and Directors
-----------------------------------------

     Our certificate of incorporation and bylaws contain provisions indemnifying our directors and executive officers against liabilities. In our certificate of incorporation, we have to the extent permitted by Nevada law eliminated the personal liability of our directors and executive officers to PriceNet USA Inc. and our stockholders for monetary damages for breach of their fiduciary duty, including acts constituting gross negligence. However, in accordance with Nevada law, a director will not be indemnified for a breach of his/her duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation or any transaction from which the director derived improper personal benefit. In addition, our bylaws further provide that we may advance to our directors and officers expenses incurred in connection with proceedings against them for which they are entitled to indemnification. However, we currently maintain Directors and Officers Liability Insurance through our insurance broker, Brakke-Schafnitz Insurance Brokers, Inc.

     We have also agreed to indemnify, defend, and hold harmless each of our officers and directors to the fullest extent permissible by law with regard to any and all loss, expense or liability, including payment and advancement of reasonable attorney's fees, arising out of or relating to claims of any kind, whether actual or threatened, relating in any way to their service to us. We plan to memorialize these agreements as written contracts.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for directors, officers and controlling persons of the Company, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore, unenforceable.



                                Continuation of Form 8-K
                                ------------------------

Item 3. Bankruptcy or Receivership
----------------------------------

     Not Applicable.


Item 4. Changes in Registrant's Certifying Accountant
-----------------------------------------------------

     Not Applicable.


Item 5. Other Events
--------------------

     (a) Successor Issuer Election. In accordance with Rule 12g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, PRICENET became the successor issuer to MNS for reporting purposes under the Securities Exchange Act of 1934 and elects to report under the Act effective with the filing of this 8-K report.

     (b) Important Information about the Registrant. The information reported in this item is the same information that is reported in a Form 10-SB Registration Statement under the Securities Exchange Act of 1934, as amended. This information may be found in Item 2 of this Form 8-K.

Item 6. Resignations of Registrant's Directors
----------------------------------------------

     Not Applicable.


Item 7. Financial Statement, Proforma, Financial Information and Exhibits
-------------------------------------------------------------------------

     (a) The financial statements of Price Net U.S.A., Inc. and MNS Eagle Equity Group I, Inc.

     (b)  Exhibits

          Exhibit number
          --------------

          2.0   Stock Exchange Agreement
          3.1   Articles of Merger and Articles of Incorporation
          3.3   Bylaws


Item 8. Change in Fiscal Year
-----------------------------

     Not Applicable.

                                   Signatures


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            PRICE NET U.S.A., INC.



                                            By: /s/ Donald Rackemann
                                            ------------------------
                                            Name: Donald Rackemann
                                            Title: Chief Executive Officer

Dated: June 30, 2000

                               PriceNet USA, Inc.

                   Index to Consolidated Financial Statements

                                    Contents

Report of Independent Auditor ............................................ F-1

Consolidated Balance Sheets as of December 31, 1998 and December 31,
 1999..................................................................... F-2

Consolidated Statement of Stockholders' Equity (Deficit) for
 the years ended December 31, 1997, 1998 and 1999......................... F-3

Consolidated  Statement of Operations  for the years ended
 December 31, 1999 and 1998 and the period of October 7,
 1997 to December 31,1997................................................. F-4

Consolidated  Statement of Cash Flows for the years ended
 December 31, 1999 and  1998 and the period of October 7,
 1997 to December 31,1997................................................. F-5

Notes to Consolidated Financial Statements......................... F-6 to F-15

Consolidated Balance Sheet as of March 31, 2000 (unaudited)............... F-16

Consolidated Statement of Operations as of March 31, 2000(unaudited)...... F-17

                          INDEPENDENT AUDITORS' REPORT


                             M.A. Shelley Intl., CPA
                                443 E. 10th Ave.
                                 Mesa, AZ 85204
                                 (480) 649-0144



                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors
Price Net U.S.A., Inc.

     I have audited the accompanying consolidated balance sheets of Price Net U.S.A., Inc. as of December 31, 1999 and 1998 and the related statements of stockholders' equity, operations, and cash flows for the period from October 7, 1997 through December 31, 1997 and the years 1998 and 1999. These financial statements are the responsibility of the Company's Management. My responsibility is to express an opinion on these financial statements based on my audit.

     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Price Net U.S.A., Inc. as of and December 31, 1998 and 1999 and the related statements of stockholders' equity, operations, and cash flows for the period from October 7, 1997 through December 31, 1997 and the years 1998 and 1999 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As shown in the financial statements the Company has accumulated a net loss and is in an emerging industry. These factors raise doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.


                                                     /s/ M.A. Shelley Intl., CPA
                                                     ---------------------------
                                                     M.A. Shelley Intl., CPA

April 25, 2000

                               PriceNet USA, Inc.
                           Consolidated Balance Sheet
                  As of December 31, 1999 and December 31, 1998


                                                           1999          1998
                                                       -----------   ----------

                           Assets

Cash                                                      938,272
Receivables                                               334,498         5,112
Inventory                                                 572,925         3,972
Prepaids                                                     --            --
                                                        ----------    ----------

Total Current Assets                                    1,845,695         9,084
                                                       ----------    ----------

Equipment and Furniture, net of depreciation              991,361       114,457

Investment                                                 13,500
NCN Customer Base                                       2,954,834
Deposits                                                   66,179        48,321
                                                       ----------    ----------

Total Assets                                            5,871,569       171,862
                                                       ==========    ==========

                        Liabilities

Bank Overdraft                                                           15,369
Accounts Payable                                           72,972        67,386
Other Current Liabilities                                 864,072
Notes Payable and Contingent Liabilities                  322,039       562,525
                                                       ----------    ----------

Total Current Liabilities                               1,259,083       645,280
                                                       ----------    ----------

                    Stockholders' Equity

Preferred Stock, 25,000,000 shares authorized
None outstanding, par value $0.001                           --            --


Common Stock, 50,000,000 shares authorized
12,147,234 shares outstanding at 12/31/99
and 4,580,359 shares outstanding 12/31/98
Par value $0.001                                           12,147         4,580

Paid in Capital                                        15,924,962     1,044,659

Stock Subscribed                                         (630,040)         --

Retained Earnings (Loss)                              (10,694,583)   (1,522,657)
                                                       ----------    ----------

Total Stockholders' Equity                              4,612,486      (473,418)
                                                       ----------    ----------

Total Liabilities and Stockholders' Equity              5,871,569       171,862
                                                       ==========    ==========


         The accompanying notes are an integral part of these statements


                                                  PriceNet USA, Inc.
                                             Statement of Stockholder's
                         Equity For the period from October 7, 1997 through December 31, 1999



                                               Common Stock          Paid in         Stock           Retained         Total
                                           Shares        Amount      Capital       Subscribed        Earnings        Equity
                                       ----------------------------------------------------------------------------------------

Capitalization                           2,250,010    $  2,250    $     22,750                                    $     25,000

Retained Earnings (Loss)                                                                          $   (201,737)   $   (201,737)
                                       ----------------------------------------------------------------------------------------

Balance, December 31, 1997               2,250,010    $  2,250    $     22,750    $       --      $   (201,737)   $   (176,737)

Common Stock Issuances for 1998

Merger Price Net and Gold Star           1,100,000    $  1,100    $     (6,550)                                   $     (5,450)

Stock Sales 504 Offering                 1,205,349    $  1,205    $    998,484                                    $    999,689

Stock for Independent Rep Commissions       25,000    $     25    $     29,975                                    $     30,000

Retained Earnings (Loss)                                                                          $ (1,320,920)   $ (1,320,920)
                                       ----------------------------------------------------------------------------------------

Balance,December 31, 1998                4,580,359    $  4,580    $  1,044,659    $       --      $ (1,522,657)   $   (473,418)

Common Stock Issuances for 1999

Stock Sale, Private Offering $2/share    2,960,229    $  2,960    $  5,917,498                                    $  5,920,458
Stock Sale, Private Offering                 5,000    $      5    $      2,495                                    $      2,500
Stock for Independent Rep Commissions      753,000    $    753    $  1,505,247                                    $  1,506,000
Stock for Employee Bonuses                 671,000    $    671    $  1,341,329                                    $  1,342,000
Stock for Consulting/Services              960,966    $    961    $  1,920,971                                    $  1,921,932
Stock for Advertising                       11,500    $     12    $     22,988                                    $     23,000
Stock for Debt                             300,000    $    300    $    149,700                                    $    150,000
Stock for Inventory                        500,000    $    500    $    393,500                                    $    394,000
Stock for NCN Purchase                   1,090,160    $  1,090    $  2,996,850                                    $  2,997,940
Stock Subscribed                           315,020    $    315    $    629,725    $   (630,040)                   $       --
                                                                                                                  $       --
Retained Earnings (Loss)                                                                           $(9,171,926)   $ (9,171,926)
                                       ----------------------------------------------------------------------------------------

Balance, December 31, 1999               12,147,234   $  12,147    $ 15,924,962   $   (630,040)    $(10,694,583)  $  4,612,486
                                       ========================================================================================




                            The accompanying notes are an integral part of these statements
                                                            F-3


                                      PriceNet USA, Inc.
                             Consolidated Statement of Operations
        For the period from October 7, 1997 through  December 31, 1997,  and the years 1998 and 1999


                                                    Year Ended    Year Ended    10/7/97 to
                                                     12/31/99      12/31/98      12/31/97
                                                    ----------    ----------    ----------
Revenue
   Mall, Service and Product Sales                   8,086,630       123,890
   Telephone Service Revenue                           205,785
   Other Income                                         14,344         1,051         2,889
                                                    ----------    ----------    ----------

   Total Revenue                                     8,306,759       124,941         2,889
                                                    ----------    ----------    ----------
Costs of Sales
   Costs of Goods Sold                                 485,784        45,198
   Commissions                                       8,224,137                        --
                                                    ----------    ----------    ----------

   Total Costs of Sales                              8,709,921        45,198
                                                    ----------    ----------    ----------

Gross Profit (Loss)                                   (403,162)       79,743         2,889
                                                    ----------    ----------    ----------

Expenses
   Payroll, Professional Fees                        5,610,134       740,865       131,038
   Rent                                                532,033       170,479        16,726
   Advertising and Promotion                           289,639        81,017         2,094
   Training, Relocation                                               43,424         2,894
   Amortization                                        251,941
   Depreciation                                         61,930        12,188
   Interest Expense                                     43,828         8,631           493
   Bad Debt                                              7,153         2,199
   Other General and Administrative Expenses         1,972,106       341,860        51,381
                                                    ----------    ----------    ----------

Total Expenses                                       8,768,764     1,400,663       204,626
                                                    ----------    ----------    ----------

Income Before Income Taxes                          (9,171,926)   (1,320,920)     (201,737)

Provision for Income Taxes                                --            --            --
                                                    ----------    ----------    ----------

Net Income (Loss)                                   (9,171,926)   (1,320,920)     (201,737)
                                                    ==========    ==========    ==========

Basic Earnings per Share                                 (1.21)        (0.39)        (0.09)
                                                    ----------    ----------    ----------

Basic Weighted Average Number of Shares              7,562,520     3,370,748     2,250,010
                                                    ----------    ----------    ----------

Diluted Earnings per Share                               (1.00)        (0.39)        (0.09)
                                                    ----------    ----------    ----------

Diluted Weighted Average Number of Shares            9,146,120     3,370,748     2,250,010
                                                    ----------    ----------    ----------



              The accompanying notes are an integral part of these statements
                                            F-4


                                   PriceNet USA, Inc.
                                Statement of Cash Flows
           For the period from October 7, 1997 through December 31, 1997, the years 1998 and 1999


                                                  Year Ended    Year Ended     10/7/97 to
                                                   12/31/99      12/31/98       12/31/97
                                                   --------      --------       --------
Cash from Operations

Net Loss                                          (9,171,926)   (1,320,920)     (201,737)

Yearly expenses paid for with stock                4,792,932
Net Change in Receivables                           (329,386)       31,038       (36,150)
Net Change in Inventory                             (174,953)       (3,972)
Depreciation                                          61,930        12,188
Amortization                                         251,941
Payables and Bank Overdraft                          765,454         3,041        85,164
Prepaids                                                             5,000        (5,000)
Deposits                                             (23,708)      (34,521)      (13,800)
                                                  ----------    ----------     ---------

             Total Cash from Operations           (3,827,716)   (1,308,146)     (171,523)
                                                  ----------    ----------     ---------

Cash Used in Investments
   Cash Used in Merger                                              (5,450)
   Purchase of Stock as Investment                   (33,000)
   Purchase of Fixed Assets                         (938,834)      (68,168)      (58,477)
                                                  ----------    ----------     ---------

           Total Cash Used for Investments          (971,834)      (73,618)      (58,477)
                                                  ----------    ----------     ---------
Cash from Financing
   Pay Down of Notes Payable                        (185,136)      357,525       205,000
   Sales of Stock                                  5,922,958     1,024,239        25,000
                                                  ----------    ----------     ---------

              Total Cash from Financing            5,737,822     1,381,764       230,000
                                                  ----------    ----------     ---------

Net Change in Cash                                   938,272          --            --

Beginning Balance                                       --            --            --

Ending Balance                                       938,272          --            --
                                                  ==========    ==========     ==========


See Notes to Financial Statements for a
detailed explanation of the non cash
transactions



              The accompanying notes are an integral part of these statements

                                             F-5

PRICENET USA, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 1999

NOTE 1.  GENERAL BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and General Business
Price Net U.S.A., Inc., (the Company) was originally organized in Nevada as Gold Star Gaming, Inc. on May 31, 1994. The Company was founded in order to market and operate an Internet based infrastructure that supports a home-based business. Please refer to Note 2 below regarding the reverse acquisition, which took place on March 11, 1998.

Internet Shopping Mall Concept
The Company markets an extensive line of products and services on the Internet. Customers have the service, convenience and advantage of using the Internet from their home or office to make purchases.

Marketing through Networking
The Company markets their products and services to retail consumers as well as business to business. Price Net uses a network-marketing program of independent representatives and mall operators to sell their products and services. The mall operators typically pay an initial set-up and training charge, and a monthly mall maintenance fee. This program offers the Company the advantage of a rapidly expanding sales force without the normal upfront and ongoing costs of maintaining a sales organization of this size. Each mall operator is compensated on the retail purchases of products and services from their Internet shopping mall.

Accounting Basis
The basis is generally accepted accounting principles.

Revenue
The Company receives revenue from retail product sales, services, the sale of online shopping mall sites, and monthly mall site fees. The Company has over one million retail products available on its shopping sites. Services available include long distance telephone service, Internet service provider (ISP) service, prepaid legal service, income tax audit protection service and Internet site maintenance and upgrading. Online shopping mall sites are sold by the company's network of Independent Representatives (IR). Each site is considered an Independent Mall Operator (IMO).

When initially established, each Independent Mall Operator (IMO) receives a unique reference number for their site. This number is used to track all Internet retail activity for their site. Each IMO provides access codes to customers so the customers will purchase items on their shopping site. PriceNet has associations with various merchandise distributors that actually capture, process and provide customer support for all Internet retail sales. One a monthly basis the distributors provide data and submit sales commissions to the Company, who then distributes commissions to the IMOs and IRs. On December 31, 1998 the malls sites began processing retail product sales orders. During 1999 product sales increased but were still not yet a significant source of revenue. To maintain active online, each IMO must pay a nominal monthly service fee.

Independent Representative (IR) Commissions
An IR is considered an independent contractor working their own businesses similar to other network marketing companies in the industry. Each IR receives commissions from the following potential sources. Commissions are paid on independent Internet Mall Operator site sales, retail product sales, service sales and Mall merchandise sales. These are the same sources for which the Company receives revenue. Each IR receives a greater commission for sales that he or she directly makes and a lesser commission on sales his or her organization makes. These commissions vary depending on how large of an organization an IR has and the particular products and services being sold

Payroll and Professional Fees
The Company incurred a total of $5,610,143 in payroll and professional fees during 1999. Included in the total amount, the Company issued restricted common stock as part of the compensation to IRs, employee bonuses, and consulting services. As such, the total non-cash portion of compensation cost associated with the issuances totaled $5,183,210.


--------------------------------------------------------------------------------
                                      F-6

PRICENET USA, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 1999

Advertising and Promotions
Advertising and promotional expenses are expensed when incurred. The majority of these costs relate to a monthly sales promotion meeting which the Company sponsors.

Sales Taxes
Currently the Company follows the normal industry practice of only collecting sales tax on shipments of products to consumers within its home state of California. Currently, sales are considered to be sold from the Company headquarters. The Internet sales industry is new and changing constantly. Local, state and federal agencies have not fully addressed this new sales medium. Management cannot predict what if any taxes a particular government or agency may impose on future or even past sales. A successful assertion by one or more states or any foreign country could have a material adverse effect on the Company's business and financial statements if the taxes are applied retroactively.

Income Taxes
The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

Stock Based Compensation
The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in the primary financial statements and has provided supplemental disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (see
Note 7).

Earnings per Share
The basic earnings (loss) per share is calculated by dividing the Company's net income (adjusted for certain dividends when paid) by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) (adjusted for certain dividends and certain interest when expensed) by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted average number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

                                               12/31/99       12/31/98
                                               --------       --------
Basic weighted average number of shares       7,562,520       3,370,748
Options and Warrants                          1,583,600               0
Diluted weighted average number of shares     9,146,120       3,370,748

Estimates
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 2. REVERSE ACQUISITON

On March 11, 1998 the Company, known then as Gold Star Gaming, Inc. purchased/merged with Price Net U.S.A., Inc. The surviving entity was Gold Star Gaming, Inc., which changed its name to Price Net U.S.A., Inc. Price Net was organized October 7, 1997. For this purchase Gold Star issued 2,250,010 shares of common stock and exchanged these shares with Price Net shares. The Gold Star shareholders then gave back to the Company all of their shares except 1,100,000. The final result left the Company with 3,350,010 shares of common stock issued and outstanding. This purchase was properly accounted for as a reverse merger because Gold Star was considered the nominal acquirer. A reverse merger means that for accounting purposes the nominal acquirer is viewed as having been acquired by the legally acquired company. Reverse merger also means that the historical data shown on the financial statements will be that of the acquired company. In others words, for accounting, the merger is as if Price Net purchased Gold Star.


--------------------------------------------------------------------------------
                                      F-7

PRICENET USA, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 1999

NOTE 3.  GOING CONCERN

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As shown in the financial statements the Company has accumulated a net loss. This factor raises doubt about the Company's ability to continue as a going concern. The Company is also in a new emerging industry (internet) which to date has not proven itself profitable. The financial statements do not include any adjustments that might result from these uncertainties.


NOTE 4.  EQUIPMENT, FURNITURE, FIXTURES AND IMPROVEMENTS

The Company capitalized the purchase of equipment, furniture, fixtures and improvements for major purchases in excess of $1,000 per item. Capitalized amounts are depreciated over the useful life of the assets using the straight-line method of depreciation.

Scheduled below are the assets, lives, costs and accumulated depreciation at December 31, 1999 and 1998.

                                                      12/31/99     12/31/98
                                                      --------     --------

Computer Hardware and Office Equipment    5 years    $  290,913   $   78,544
Computer Software                         5 years        56,620       32,950
Leasehold Improvements                    10 years      560,538
Office Furniture and Fixtures             7 years       157,408       15,151
                                                     ----------   ----------

Total Equipment and Furniture                        $1,065,479   $  126,645
                                                     ----------   ----------

Accumulated Depreciation                             $   74,118   $   12,188
                                                     ----------   ----------

Net Equipment and Furniture                          $  991,361   $  114,457
                                                     ----------   ----------

NOTE 5.  INCOME TAXES

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements. A valuation account is established for any tax benefit, which may not be realized. The Company has a net operating loss of approximately $10,694,583.

         Deferred income tax benefit netted with valuation account    0
         Current income taxes payable                                 0
                                                                    ----

         Provision for Income Taxes                                   0
                                                                    ----

NOTE 6.  RELIANCE ON OFFICER

Mr. Donald Rackeman serves as the Chairman of the Company's Board of Directors and also holds the position of Chief Executive Officer. His business experience is vital to the Company. If Mr. Rackeman were unable to continue in his present role the Company might be adversely affected. The Company carries no key-man insurance on Mr. Rackeman. Aside from the business skills and business contacts, which Mr.Rackeman brings to the Company, he has also guaranteed personally the leased vehicles, the phone system and the building lease.


--------------------------------------------------------------------------------

PRICENET USA, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 1999

NOTE 7.  STOCKHOLDER'S EQUITY

The Company has one class of preferred stock. There are 25,000,000 shares of authorized stock. No preferred stock has been issued or is outstanding at the end of December 31, 1999 and 1998.

The Company has one class of common stock. There are 50,000,000 shares authorized. The rights of this class of stock are all the same. The common stock has all of the rights afforded Nevada shareholders. As of December 31, 1998 the Company had 4,580,359 shares outstanding. As of December 31, 1999 the Company had 12,147,234 shares outstanding. Common stock issuances for fiscal 1998 and fiscal 1999 are detailed below.

Common Stock Issuances During 1998

Merger of Gold Star Gaming, Inc. with Price Net, Inc.
On March 11, 1998 the Company, known then as Gold Star Gaming, Inc. merged with Price Net, Inc. in a reverse merger. The net effect of the merger resulted in an additional 1,100,000 shares issued.

Regulation D, Rule 504 Offering
During the year 1998 the Company had a Regulation D, Rule 504 Offering. The offering was completed prior to the end of December 31, 1998. The offering sold shares in four tiers, each one costing more than the last. Share prices ranged from $0.50 to $2.00. The schedule below summarizes the total number of shares issued as well as the total amount of the sales proceeds.

                Share Price        Shares                 Amount

                $ 0.50             660,000              $ 330,000
                $ 1.00             325,000                325,000
                $ 1.50             153,017                229,526
                $ 2.00              67,332                115,163
                                 ---------              ---------

   Totals for 504 Offering       1,205,349              $ 999,689
                                 ---------              ---------

Stock for Independent Representative Commission
In December 1998 the Company issued restricted common stock totaling 25,000 shares as a bonus commission to a key Independent Representative.

Common Stock Issuances During 1999

During 1999, the Company issued shares of stock for cash payments, distributor commissions, employee bonuses, consulting and vendor services, cancellation of company debt, and inventory acquisition. Each of the recipients of the securities described below represented that they understood that the securities acquired might not be sold or otherwise transferred absent registration under the Securities Act of 1933. Each stock certificate issued bears the Rule 144 restriction endorsement.

Stock Sales, Private Offering
The Company sold to various investors during the year 2,960,229 shares of common stock for $2 per share. Each of these investors completed an appropriate subscription agreement detailing his or her qualification for such investments.

Stock Sales, Private Offer
The Company sold to a single individual 5,000 shares of common stock bearing the R144 restriction for $2,500. The sale price was based on a previous commitment to this individual during 1998.


--------------------------------------------------------------------------------

PRICENET USA, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 1999

Stock for Independent Representative Commissions
During the year the Company adopted special promotional campaigns to encourage the sales of its Internet Malls. Part of the compensation paid to IRs for these campaigns included restricted common stock. A total of 753,000 shares were issuance for IR commissions and the non-cash compensation expense associated with these issuances totaled $1,506,000. The total non-cash compensation cost for each recipient was properly reported to the appropriate taxing authorities during 1999.

Stock for Employee Bonuses
In an effort to maintain a positive working environment and to retain key individuals, the Company issued to its employees 671,000 shares of restricted common stock as bonuses. The non-cash compensation cost for the Company totaled $1,342,000 and was properly included in the employee's income calculations for 1999 and included on the Form W-2 and/or Form 1099 submitted to the appropriate taxing authorities.

Stock for Consulting/Services
The Company reimbursed attorneys, consultants and other professional fees and costs with its restricted common stock. The Company issued 960,966 shares of stock at an agreed upon cost of $2 per share for a total value of $1,921,932 for these services.

Stock for Advertising
The Company sponsored certain professional golfers. In exchange for portraying the Pricenet logo on golfing material the golfers and their caddies were given a total of 11,500 shares of stock valued at $23,000.

Stock for Debt
During July of 1999 the Company converted debt of $150,000 by issuing 300,000 shares of stock priced at $0.50 per share. The debt was a note payable to an individual, R. Slatkin, who had lent money to the Company. The creditor's price was based on an option to convert the debt into stock at $0.50 per share.

Stock for Inventory
During the quarter ended March 31, 1999 the Company purchased from DR Trust 6,400 Web PAL units for resale. A Web PAL unit allows a regular television set to become connected to the Internet. The Company paid $100 each for these units, giving $246,000 in cash and issuing 500,000 shares of restricted common stock valued at $394,000.

Stock for NCN Purchase
As part of the NCN purchase the Company issued to the shareholders of NCN 1,090,160 shares of restricted common stock. See Note 12 for more detail on this purchase.

Stock Subscribed
The Company had stock subscribed totaling 315,020 shares valued at $630,040 as of the end of the year. As of the report date 130,020 shares have been paid for.

Options
As an incentive to a select group of key Independent Representatives the Company issued options to buy Company stock. The list below depicts the option recipient and number of shares available.

         Miscellaneous shares for 9 Key Representatives          31,000
         Robert Gibson                                           10,000
         DKY Enterprises                                         59,000
         Keith Yarborough                                        50,000
         Gil Kim                                                 60,000
         Douglas Forsberg                                        75,000
         Jeff Schlegle                                          100,000
         Ron Touchard                                           100,000
                                                                -------
         TOTAL                                                  485,000


--------------------------------------------------------------------------------
                                      F-10

PRICENET USA, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 1999

In addition to the options indicated above, stock options are available to a significant number of Independent Representatives (IRs). The Company hosted a promotional campaign during April 1999 to November 1999 where IRs had the potential to receive restricted company stock in the form of options. The amount of shares that potentially could be exercised at December 31, 1999 totaled 98,600. However, in order to qualify for the granting of such options several performance goals must be met, including remaining active within the Company's organization. If the IR leaves the Company either by free will or is terminated for cause, all options available to that individual are forfeited.

The option stock is not included within the shareholder section of the balance sheet. The stock options are however figured into the diluted earnings per share on the Statement of Operations.

Warrants
During 1999 the Company entered into an agreement with a product merchandise distributor, "The Big Store" (see note 15). The Big Store provides an outlet where Internet mall operators can send their customers to buy products on-line. As part of the agreement with The Big Store, the Company has granted warrants to purchase 1,000,000 shares of the Company's restricted common stock at 110% of the per share market price at the date of the grant.

SFAS No. 123

As permitted under SFAS No. 123, the Company has not recognized compensation expense for the theoretical value of its options and warrants at the grant date (in excess of the recognition of the intrinsic value). Had compensation expense for the Options and Warrants been based on the fair value of the options at the grant date amortized over any potential vesting period, the Company's pro forma net loss and net loss per share would have been as follows:

                                           December 31,1999   December 31, 1998
Net Loss:
         As Reported                         $(9,171,926)        $(1,320,920)
         Pro forma                           $(9,571,076)        $(1,320,920)
Net Loss Per Share:
         As Reported - Basic and Diluted          $(1.00)             $(0.09)
         Pro forma - Basic and Diluted            $(1.05)             $(0.09)

In determining the fair value of options and warrants granted for purposes of the preceding pro forma disclosures, the Company used the minimum value option-pricing model with the following weighted-average assumptions for 1999 and 1998, respectively: risk-free interest rate of 5%, dividend yield of zero, and expected life of 1 year for the options and 5 years for the warrants. The options granted during 1999 had a weighted average fair value of $1.57 per share and the warrants had a weighted average fair value of $0.35 per share.


NOTE 8.  COMMITMENTS AND CONTINGENCIES

Office Leases
On November 1, 1999 the Company entered into an agreement to lease a 24,342 square feet facility located at 2575 McCabe Way, Irvine California. The lease term is 60 months and the initial monthly rent is $40,164.

The Company has an existing facility located at 2424 S.E. Bristol, Newport Beach, California which incurs a lease payment of $18,323 per month. The lease term for this facility expires on December 31, 2003. The Company is actively marketing the property for another entity to assume the lease. The lease tables below do not factor the lease cancellation or assumption possibility.

The Company leases a storage facility located at Brook hollow Office Park, Santa Ana, California for $3,500 per month. The term for this lease expires on April 5, 2000.


--------------------------------------------------------------------------------
                                      F-11

PRICENET USA, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 1999


Vehicle Leases
The Company provides leased vehicles to a select group of independent representatives and corporate senior management. At the end of December 1999 there were a total of twenty-one vehicles leased with a total monthly payment of $21,734.

Office Equipment
The Company leases photocopying and other computer equipment from vendors. The monthly payments for this leased equipment totals approximately $300 per month.

Below is a listing of the operating lease commitments for the next five years as of December 31, 1998.

                                      Year 1       Years 2       Year 3       Year 4       Year 5

         Office Lease               $374,074      $513,999     $532,356     $548,419     $564,482
         Vehicles $1,690/mth          20,184        20,184       20,184        4,752        4,752
         Office Equipment $900/qtr     3,600         3,600        3,600        3,600        3,600
                                     -------       -------      -------      -------      -------


         Total                      $397,858      $537,783     $556,140     $556,771     $572,834
                                     -------       -------      -------      -------      -------

Below is a listing of the operating lease commitments for the next five years as of December 31, 1999.

                                      Year 1       Years 2       Year 3       Year 4       Year 5

         Offices Lease              $781,593      $849,856     $875,077     $805,593     $540,392
         Vehicles $21,734/mth        260,812       197,782       24,663       14,498       14,498
         Office Equipment $900/qtr     3,600         3,600        3,600        3,600        3,600
                                     -------       -------      -------      -------      -------


         Total                    $1,046,005    $1,051,238    $903,340      $823,691     $558,490
                                   ---------     ---------     -------       -------      -------


NOTES 9.  NOTES PAYABLE

During 1998, the Company held several notes for individuals who had lent the company money. Most of the notes payable had been paid off during 1999 by either cash or common stock payments. Below is a summary of the notes payable as of December 31, 1999 and 1998 respectively.

Description                                   Terms       12/31/99      12/31/98

DR. Trust                                  7.5% and 6%    $ 77,039      $360,900
Evans                                            10%             0        20,000
Langston                                         10%             0        15,000
Stevenson                                        10%             0         7,500
Slatkin                         short term no intrest            0       150,000
NCN Note                                                   125,000             0
                                                          --------

Total Notes Payable                                       $202,039      $553,400
                                                          --------      --------

         Accrued Interest                                        0         9,125
                                                          --------      --------

         Total Notes Payable                              $202,039      $562,525
                                                          --------      --------


--------------------------------------------------------------------------------
                                      F-12

PRICENET USA, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 1999

NOTE 10.  YEAR 2000 COMPLIANCE

The Company reviewed its product line and supportive in-house software to ensure all applications within the software, firmware and hardware utilizing "clocks" were able to identify and process date data, including leap year. All software using dates for calculation or to take any action is year 2000 compliant.

The manufacturer must address compliance of any additional third party software including operating systems used with any Company equipment.

The Company is dependent upon the smooth functioning of the Internet systems and the line providers for its uninterrupted operations. It is also dependent upon the smooth operation of the banking, and credit card industry. These outside industries have, as far as the Company can tell, responded adequately to the year 2000 compliance problem. However, no assurance can be given that service of these or other necessary industries will not be interrupted in the near future, thus materially affecting the operations of the Company. As time passes, the 2000 compliance problem becomes less significant.


NOTE 11.  RELATED PARTIES

The Chairman of the Board of Directors is the father of the administrator of the DR & LR Trust, which has a note payable with the Company.

During 1999 the Company purchased from the DR & LR Trust inventory items that consisted of the 6,400 Web PAL units. The price per unit was reduced from an estimated wholesale value of $249 per unit to $100 per unit.


NOTE 12.  PURCHASE OF NCN COMMUNICATIONS

On October 11, 1999 the Company purchased 100% of shareholder interest in NCN Investments, Inc. NCN Investments is a holding company, which wholly owns NCN Communications, Inc. NCN Communications, Inc. is a long distance telephone service provider company. NCN Investments has no assets or debt except for owing the communications company. NCN has gross telephone service sales revenue of approximately $800,000 per month that contributes to a net revenue stream of $75,000 per month.

The acquisition was consummated because management felt that a long distance telephone service would complement their growing list of products offered by the IMOs. Equally important, management feels strongly that the large, seasoned customer base that NCN owns has tremendous value in and of itself. However, there was no reflection of this significant intangible asset on the balance sheet of NCN at the time of the acquisition. Below is a summary of NCN Communications balance sheet as of the purchase date.

         Cash and Cash Equivalents                               $7,622
         Receivables                                            297,547
         Fixed Assets                                             7,000
         Deposits                                                 2,180
         Current Payables                                       252,834
         Note Payable and Contingent Liability                  245,000
         Common Stock                                         1,313,250
         Retained Earnings (Loss)                            (1,496,735)
                                                             -----------

         Net Tangible Equity                                  $(183,485)
                                                              ---------


--------------------------------------------------------------------------------
                                      F-13

PRICENET USA, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 1999

The Company paid the following for 100% interest in NCN

         Shares of common stock 1,090,160 valued at $2.75 per share  $2,997,940
         Cash paid to shareholders                                       25,350
                                                                    -----------
         Total Price of NCN                                          $3,023,290

The purchase price on NCN is being recorded in the following manner.

         Negative assets vs. liabilities as listed above             $ (183,485)
         Goodwill recorded as an asset to cover the negative equity  $  183,485


         Total Goodwill recognized from purchase                     $3,206,775
         Amortization Expense at December 31, 1999                   $ (251,941)

The Goodwill is being amortized over 36 months on a straight-line basis.


NOTE 13.  INVESTMENTS

The Company purchased 1,000 shares of stock in Pacific Mercantile Bank for $13,500 ($13.50 per share cost) as a long-term investment. The market value of the stock as of December 31, 1999 was $21.50 per share. This creates an unrealized and unrecorded gain of $8,000.


NOTE 14.  REFUNDS

The Company had adopted a policy during 1999 of refunding an IMO site of up to a year from the date of purchase. The refunds are netted against future commissions that an IR might receive because of the original commissions paid. Beginning January 15, 2000 the Company has changed its refund policy. They will refund a distributor the amount of a mall purchase minus any associated commissions if the request is received within 72 hours of the purchase date. This change conforms to federal law.

When an IMO site is sold not only the IR receives a commission, but their related organization, or up line, also receives a commission. If an IMO requests and receives a refund, the Company also charges the IRs that are affected by the refund. This charge is netted against any current or future commissions and bonuses of the IRs and up lines. A holding list (receivable list) is created for future offset of commissions for those IRs that do not qualify for current commissions. This holding list is automatically referred to whenever commissions and bonuses are calculated. As of December 31, 1999 the amount of the holding (receivable) list totaled $257,406. Because of the nature of network marketing and the uncertainty of collection, this amount has not been recognized in the financial statements as a receivable. If collected, the receivables will be netted against current period commissions as they occur, as indicated above, reducing current commission costs.


NOTE 15. AGREEMENTS WITH "THE BIG STORE.COM" and "THE BIG HUB.COM"

In the fall of 1999, the Company signed agreements with "The Big Store.com" and "The Big Hub.com" to facilitate web site product searches, merchandise sales, order fulfillment, distribution, and provide full customer service for IMO customer retail sales. These agreements are as follows:


--------------------------------------------------------------------------------
                                      F-14

PRICENET USA, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 1999


The Big Store
The agreement with "The Big Store" is for the back-end processing or order fulfillment, distribution, and customer service phase of mall product sales applications. The agreement requires the Company to pay a one-time private label development fee of $150,000 to connect all of the Companies current IMO sites. In addition, the Company must pay "The Big Store" a store fee commission on monthly gross sales ranging from 2% to 6% and transaction fees ranging from a flat $32,000 per month to a percentage charge for each transacted item. As part of this agreement the Company granted "The Big Store.com" warrants for 1,000,000 shares of restricted common stock. The warrants have a five-year exercise period.

The Big Hub
The agreement with "The Big Hub" is for the licensing of web site mega-search engine technology and also for licensing of a private label web page to access "The Big Store" products. The agreement requires the Company to pay $25 for each IMO set up with back-end processing by "The Big Store", a monthly maintenance fee of $5 for each IMO currently using "The Big Store" private label mall, and an annual renewal fee of $7.50 for each active IMO.


NOTE 16. PLEDGED ASSETS

The Company has pledged assets in the form of a Certificate of Deposit to secure the vehicle leases. The Certificate of Deposit is with First Security Bank in the amount of $50,000.


NOTE 17. SUBSEQUENT EVENTS

On March 28, 2000 the Company resolved a long-standing dispute with Victor Barron, a former Officer and Director of the Company, regarding the ownership of international sales rights. The settlement allows Price Net to retain the international sales rights but requires the Company to provide certain nominal payments for IMO site sales as well as providing foreign ownership interest as follows:

     o    $2.00 for each new IMO site sold worldwide for duration of 36 months.
     o $4.50 for each new IMO sold outside of the United States for duration of 60 months or until the foreign country is officially opened for business.
     o 5% ownership stake of each foreign operation, plus 2% of the proceeds received from stock offerings of those foreign locations. This includes a $10,000 cash advance each month for a 6-month period to be credited against the foreign capital raised.
     o Beginning in July, 2000, each month the Company must buy back as much as $15,000 worth of the Company's common stock that Mr. Barron holds, at Mr. Barron's discretion, until the Company has fulfilled its registration requirements with the Securities and Exchange Commission.


--------------------------------------------------------------------------------
                                      F-15

                               PriceNet USA, Inc.
                           Consolidated Balance Sheet
                          Quarter Ended March 31, 2000
                                    UNAUDITED
                                                                  March 31, 2000
                                                                  --------------

                                     Assets

Cash                                                                       --
Receivables                                                        $    279,721
Inventory                                                               572,925
Prepaids                                                                   --

Total Current Assets                                               $    852,646
                                                                   ------------

Equipment and Furniture, net of depreciation                          1,074,099


Other Assets
   Investment  Misc                                                      13,500
   Deposits                                                              67,917
   NCN Customer Base                                                  3,206,775
   Accumulated Amortization                                            (519,172)
                                                                   ------------
   Total Other Assets                                              $  2,769,020


Total Assets                                                       $  4,695,766
                                                                   ============


                                   Liabilities



Accounts Payable                                                         77,593
Other Current and Accrued Liabilities                                   838,018
Notes Payable and Contingent Liabilities                                252,039
                                                                   ------------

Total Liabilities                                                  $  1,167,650



                       Stockholders' Equity



Preferred Stock, 25,000,000 shares authorized
None outstanding, par value $0.001                                         --

Common Stock, 50,000,000 shares authorized
13,978,366 shares outstanding at 03/31/00
Par value $0.001                                                         13,978

Paid in Capital                                                      17,445,903

Stock Subscribed                                                       (630,040)

Retained Earnings (Loss)                                            (13,301,725)
                                                                   ------------
Total Stockholders' Equity                                            3,528,116
                                                                   ------------
Total Liabilities and Stockholders' Equity                            4,695,766
                                                                   ============

                               PriceNet USA, Inc.
                      Consolidated Statement of Operations
                      For the Quarter Ended March 31, 2000
                                    UNAUDITED

                                                                   Quarter Ended
                                                                      03/31/00
                                                                   -------------


Revenue
   Mall, Service and Product Sales                                 $  2,428,100
   Telephone Service Revenue                                            222,034
   Other Income
                                                                   ------------

   Total Revenue                                                   $  2,650,134
                                                                   ------------
Costs of Sales
   Costs of Goods Sold                                                  213,035
   Commissions                                                        2,122,140
                                                                   ------------

   Total Costs of Sales                                            $  2,335,175
                                                                   ------------

Gross Profit (Loss)                                                $    314,959
                                                                   ------------

Expenses
   Payroll, Professional Fees                                      $  1,846,884
   Rent                                                                 244,662
   Advertising and Promotion                                             71,326
   Training, Relocation                                                       0
   Amortization                                                         257,031
   Depreciation                                                          10,200
   Interest Expense                                                       1,672
   Bad Debt                                                                   0
   Other General and Administrative Expenses                            490,326
                                                                   ------------

Total Expenses                                                     $  2,922,101
                                                                   ------------

Income ( Loss) Before Income Taxes                                 $ (2,607,142)

Provision for Income Taxes                                                 --
                                                                   ------------

Net Income (Loss)                                                  $ (2,607,142)
                                                                   ============

Diluted Earnings per Share                                         $     (0.169)


Diluted Weighted Average Number of Shares                            15,404,966
                                                                   ------------

                                INDEX TO EXHIBITS


Exhibit
Number   Description
------   -----------


   2.0   Stock Exchange Agreement
   3.1   Article of Merger and Articles of Incorporation
   3.3   Bylaws


              23